Exhibit 99.2

                                [GRAPHIC OMITTED]
                              M E A S U R E M E N T
                              S P E C I A L T I E S

Contact:  Frank Guidone, CEO
          (973) 808-1819

          Boutcher & Boutcher Investor Relations
          Aimee Boutcher
          (973) 239-2878
                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

    MEASUREMENT SPECIALTIES ANNOUNCES RECEIPT OF DELISTING NOTICE FROM AMERICAN
                                 STOCK EXCHANGE


     Fairfield, NJ, August 28, 2002 - Measurement Specialties (AMEX: MSS) today announced that on August 21, 2002, it received notice from the American Stock Exchange Staff indicating that the Company no longer complies with the Exchange's listing guidelines due to the Company's failure to furnish certain reports and information to shareholders, including its Annual Report for its fiscal year ended March 31, 2002, and its quarterly earnings release for its fiscal quarter ended June 30, 2002, and that its securities are, therefore, subject to being delisted from the Exchange. The Exchange's continued listing standards and the Company's listing agreement include the requirement that listed companies furnish shareholders with annual reports and release quarterly sales and earnings, pursuant to Sections 132 and 1003(d) of the Exchange's Company Guide. The Company has appealed this determination and requested a hearing before a committee of the Exchange. There can be no assurance, however, that the Company's request for continued listing will be granted.


     As previously announced by the Company, the Company's inability to make its required filings and releases of information has related to delays in its audit process, owing to the need to resolve complex accounting issues involving inventory valuation and the evaluation of capitalized overhead. On August 21, 2002, following its resolution of these accounting issues, the Company announced its determination to restate earnings for the 2001 fiscal year and the 2002 fiscal quarters. The Company, along with its auditors, is aggressively trying to complete all required filings prior to the conclusion of the delisting process, but cannot assure that it will succeed in doing so.


     In the event that the Company's request for continued listing is denied by the Exchange and that delisting of the Company's common stock occurs, the Company may seek sponsorship of its common stock for quotation in the Pink Sheets, but has not yet determined to do so.


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     Measurement  Specialties  is  a  designer  and manufacturer of sensors, and sensor-based consumer products. Measurement Specialties produces a wide variety of sensors that use advanced technologies to measure precise ranges of physical characteristics, including pressure, motion, force, displacement, angle, flow, and distance. Measurement Specialties uses multiple advanced technologies, including piezoresistive, application specific integrated circuits (ASICs), micro-electromechanical systems (MEMS), piezopolymers, and strain gages to allow their sensors to operate precisely and cost effectively.

     This  release  includes  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, including but not limited to, statements regarding completion of required filings prior to the conclusion of the de-listing process. Forward looking statements may be identified by such words or phases as "intends", "are expected to", "will continue", "is anticipated", "estimated", "projected", "may" or similar expressions. The forward-looking statements above involve a number of risks and uncertainties. Factors that might cause actual results to differ include, but are not limited to, success of any reorganization; consummation of any contemplated sale of assets; ability to raise additional funds; the outcome of the class action lawsuits filed against the Company; the outcome of the current SEC investigation of the Company; the completion of all procedures necessary for the Company to be able to make required SEC filings and to release annual and quarterly financial information to shareholders; conditions in the general economy and in the markets served by the Company; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers' operations affecting availability of component materials at reasonable prices; timely development and market acceptance, and warranty performance of new products; success in integrating prior acquisitions; changes in product mix, costs and yields, fluctuations in foreign currency exchange rates; uncertainties related to doing business in Hong Kong and China; and the risk factors listed from time to time in the Company's SEC reports. The Company is involved in an announced active disposition program. Forward-looking statements do not include the impact of acquisitions or dispositions of assets, which could affect results in the near term. Actual results may differ materially. The Company assumes no obligation to update the information in this issue.


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